Exhibit 99.1

Zion Oil & Gas, Inc. Announces Start of Recompletion Operations for our MJ-01 Well in Israel

Unit Program Extended Through August

DALLAS, Texas, and CAESAREA, Israel, June 3, 2024 — Zion Oil & Gas, Inc. (OTC: ZNOG) is pleased to announce the start of recompletion operations for the MJ-01 well in Israel. Crews are mobilizing, and boots are officially on the ground, marking an exciting step forward in our journey towards Israel’s onshore energy potential.

OPERATIONS HAVE COMMENCED

Amidst the ongoing conflict in Israel, Zion is thankful that our location is safe and ready for operations. Thus far, there have not been any security concerns at our location and the project has not been significantly delayed despite unprecedented challenges.

The operations have, however, faced some logistical challenges due to the war; the biggest being the unexpected embargo that Turkey placed on trade with Israel. In early May, after Zion had commercially contracted services, equipment, and material from Turkey, the Turkish government announced that no equipment or material would be allowed to leave Turkey destined for Israeli ports. Consequently, the operations team was required to find alternate vendors and contractors on short notice to move forward.

Zion was able to secure contractual services from vendors located in Romania, Greece, and the United States with minimal impact and delay to the overall program timeline. This event and realignment of contractors on short notice is a challenge Zion was able to overcome. This is just one of numerous examples of God’s provisions as Zion has continued to press forward during this trying time in Israel.

“Our rig crew has assembled in Israel and will begin repair and maintenance on our drilling rig over the next couple of weeks,” said Monty Kness, VP of Operations. “Afterwards, the crew will rig down and have the rig’s critical components inspected and recertified prior to moving over MJ-01 and rigging back up. This is estimated to take an additional two to three weeks. While this is ongoing, the crew will mobilize the equipment necessary to re-open the MJ-01 well.”

After opening the well, Zion will implement cutting-edge technologies and innovative stimulation techniques on the MJ-01 well to potentially unlock hydrocarbon flows in both previously and newly identified zones of interest. The recompletion operations, involving a comprehensive work plan approved by the Israeli Ministry of Energy, are set to proceed through Q3 2024.

“Operations have officially kicked off, and our crew is fully engaged in safety testing and moving the rig,” said Zion Oil & Gas CEO, Rob Dunn. “We are ensuring all plans are followed to maximize the potential of the MJ-01 well.”

UNIT PROGRAM EXTENSION

In conjunction with these operational developments, Zion Oil & Gas is extending its current Unit Program. Originally set to conclude in May, the program will now run until August 31, 2024. This extension provides investors with additional time to participate in Zion’s mission of achieving Israel’s energy independence. Each $250 investment per unit includes $250 worth of ZNOG stock at the trading day’s high-low average and fifty 25-cent Warrants, with the exercise period extended to September 14, 2025.

Investors can join Zion’s mission directly through the company’s website at www.zionoil.com via Zion’s Direct Stock Purchase Program.

THANK YOU

John Brown, Zion Founder and Chairman, expressed deep appreciation for the unwavering support from shareholders and the diligent efforts of the team in Israel. “This operational kickoff for the MJ-01 recompletion underscores God’s faithfulness and the dedication of our team and supporters. We are thankful for the continued prayers and support during this pivotal time for Israel.”

Zion Oil & Gas, a US public company traded on OTC, is committed to exploring for oil and gas onshore in Israel, spanning approximately 75,000 acres under the Megiddo Valleys License 434.

Recompletion Site within the Zion Oil & Gas 75,000 acres Megiddo Valleys License

“Have I not commanded you?

Be strong and courageous.

Do not be afraid;

do not be discouraged,

for the Lord your God

will be with you wherever you go.”

Joshua 1:9

Contact:

Andrew Summey

VP, Marketing and Investor Relations

Zion Oil & Gas, Inc. (OTC: ZNOG)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

Telephone: 888-891-9466

Email: info@zionoil.com

www.zionoil.com

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including, but not limited to, statements regarding Zion’s operations and the results therefrom, including testing and completion; Zion’s ability to discover and produce oil in commercial quantities; Zion’s ability to continue as a going concern; operational risks in ongoing exploration efforts; regulatory approvals needed for exploration within our license and the rig’s operation; the effect, if any, of the uncertainties associated with wars and skirmishes between Israel and other organizations and/or countries, and liquidity for shareholders on the OTC market are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties, and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Zion’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Zion’s filings with the SEC. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

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